UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PERSONNEL GROUP OF AMERICA, INC.

(exact name of registrant, as specified in its charter)

Delaware	56-1930691

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Five LakePointe Plaza, 2nd Floor
2709 Water Ridge Parkway
Charlotte, North Carolina 28217
(address of principal executive offices)
(zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Name of each exchange
Title of each class	on which each class
to be so registered	is to be registered

Stock purchase rights	None

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

     On February 6, 1996, the Board of Directors of Personnel Group of America, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), payable to its stockholders of record as of February 27, 1996 (the “Record Date”). Since the Record Date, the Company has issued one Right with each newly issued share of Common Stock. The terms of the Rights were amended on December 13, 2001 and March 14, 2003.

     The description and terms of the Rights are set forth in a Rights Agreement, originally dated as of February 6, 1996 (as amended, the “Rights Agreement”), between the Company and The First National Bank of Boston, as rights agent, as amended by a First Amendment to Rights Agreement, dated as of December 13, 2001, between the Company and Wachovia Bank, National Association (formerly known as First Union National Bank), as successor rights agent (the “Rights Agent”), and by a Second Amendment to Rights Agreement, dated as of March 14, 2003 (the “Second Amendment”), between the Company and the Rights Agent.

     The Second Amendment amended the definition of “Acquiring Person” to provide that a specified group of persons and entities would not become an “Acquiring Person” by virtue of acquiring “Beneficial Ownership” (each as defined in the Rights Agreement) of shares of Common Stock as a result of the execution of, or the consummation of transactions contemplated by, a restructuring agreement among the Company, certain of its subsidiaries, certain of its senior credit facility lenders and certain holders of its 53/4% Convertible Subordinated Notes due 2004 (the “Restructuring Agreement”).

     Under the Second Amendment, the following persons and entities will not become an Acquiring Person upon their acquisition of Beneficial Ownership of Common Stock pursuant to the execution or consummation of the Restructuring Agreement:

•	MatlinPatterson Global Opportunities Partners L.P. and any Affiliates (as defined in the Rights Agreement) of MatlinPatterson Global Opportunities Partners L.P. that are parties to the Schedule 13D/A with respect to the Company filed on November 20, 2002 (the “Schedule 13D”);

•	Inland Partners, L.P. and Links Partners, L.P. and any Affiliates of Inland Partners, L.P. and Links Partners, L.P. that are party to the Schedule 13D;

•	Any other holders of 53/4% Convertible Subordinated Notes due 2004 of the Company that are signatories to the Restructuring Agreement; and

•	Any Affiliates of any of the persons or entities described above.

     The foregoing description is qualified in its entirety by reference to the Second Amendment, which is attached as an exhibit hereto and incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

(1)	Second Amendment to Rights Agreement, dated as of March 14, 2003, between the Company and the Rights Agent

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PERSONNEL GROUP OF AMERICA, INC.

	By:	/s/ Ken R. Bramlett, Jr.

Senior Vice President,
General Counsel and Secretary

Date: March 18, 2003